EXHIBIT 99.1
Citizens Community Bancorp, Inc. Reports Earnings Of $0.41 Per Share in 2Q22;
Net Interest Margin Expands to 3.46%
Originated Loans Up 6.0% From Prior Quarter

EAU CLAIRE, WI, July 25, 2022 - Citizens Community Bancorp, Inc. (the “Company”) (Nasdaq: CZWI), the parent company of Citizens Community Federal N.A. (the “Bank” or “CCFBank”), today reported earnings of $4.4 million and earnings per diluted share of $0.41 for the quarter ended June 30, 2022, compared to $4.7 million and $0.45 per diluted share for the quarter ended March 31, 2022, and $4.7 million and $0.44 per diluted share for the quarter ended June 30, 2021, respectively. For the first six months of 2022, earnings were $9.1 million, or $0.86 per diluted share, compared to earnings of $10.2 million, or $0.94 per diluted share for the first six months of 2021.
The Company’s second quarter 2022 operating results reflected the following changes from the first quarter of 2022: (1) net interest income increased $1.1 million; (2) an increase in provision for loan losses of $0.4 million due to loan growth; (3) lower gain on sale of loans of $0.3 million; (4) a decrease in the MSR impairment reversals of $0.5 million as a result of no MSR impairment at March 31, 2022 or June 30, 2022; and (5) modestly higher compensation resulting from the annual merit increases effective in late March.
“We experienced strong annualized loan growth of 18% on a linked quarter basis and annualized loan growth through six months of 7%. At the end of the quarter, loan demand and pipeline activity showed some softening due to the effect of higher interest rates, inflation and supply chain delays on new construction projects, and our adjusted credit standards to prudently manage risk. Economic activity in our markets, however, remains strong with unemployment rates remaining below national averages and solid business activity across most industries. I am pleased by our work to closely manage expenses as evidenced by the efficiency ratio of 60% in the quarter,” said Stephen Bianchi, Chairman, President and Chief Executive Officer.
Book value per share was $15.64 at June 30, 2022, compared to $15.72 at March 31, 2022, and $15.33 at June 30, 2021. Tangible book value per share (non-GAAP)1 was $12.36 at June 30, 2022, compared to $12.40 at March 31, 2022, and $11.95 at June 30, 2021. The increase in unrealized losses in the available for sale portfolio lowered both book and tangible book value in the first and second quarters, with the amount of the unrealized loss moderating in the second quarter. Net income and CDI amortization partially offset this unrealized loss impact.

June 30, 2022 Highlights: (as of or for the 3-month period ended June 30, 2022 compared to March 31, 2022 and June 30, 2021.)

•Quarterly earnings of $4.4 million, or $0.41 per diluted share for the quarter ended June 30, 2022, decreased from the quarter ended March 31, 2022, earnings of $4.7 million or $0.45 per diluted share, and decreased from the quarter ended June 30, 2021, earnings of $4.7 million or $0.44 per diluted share.

•Earnings for the six months ended June 30, 2022 were $9.1 million, or $0.86 per share, which is a decrease from $10.2 million, or $0.94 per share, for the same period in the prior year. The Company grew net interest income despite lower SBA PPP net loan fee accretion. The decrease in earnings is largely due to lower gain on sale of loans and second quarter 2022 provision for loan losses.

•Net interest income increased $1.1 million from the first quarter of 2022 and $1.4 million from the second quarter of 2021 to $14.3 million for the six months ended June 30, 2022.

•The net interest margin without SBA PPP net loan fee accretion and loan purchase accretion has increased each quarter over the past five quarters. For the quarter ended June 30, 2022, the net interest margin without SBA PPP net loan fee accretion and loan purchase accretion was 3.29% compared to 2.81% for the year earlier quarter and 3.11% versus the linked quarter. The net interest margin benefited from: 1) the positive impact of nonaccrual loan payoffs and purchased loan credit impairment accretion; 2) increases in loan and investment yields due to both contractual repricing and higher coupons on new loans in excess of portfolio yield; and 3) lower deposit costs. These benefits were partially offset by lower SBA PPP net loan fee accretion and the full quarter impact of subordinated debt issued in early March 2022.
•Interest expense on subordinated debt increased approximately $0.3 million in the second quarter from first quarter levels as the first full quarter of interest expense was realized. In the upcoming third quarter of 2022, the write-off of unamortized issuance costs, net of lower interest expense due to the call of the subordinated debt in August, will increase interest expense by approximately $50 thousand. Subordinated debt interest expense will decrease by approximately $250 thousand in the fourth quarter from second quarter levels as the existing subordinated debt is called and repaid in August.

•The provision for loan losses for the quarter ended June 30, 2022 was $0.4 million due to loan growth. No loan loss provision was realized during the quarters ended March 31, 2022, June 30, 2021 and March 31, 2021, due to lower CARES Act Section 4013 deferrals, low net charge-off or low net recoveries, decreases in criticized assets and improving economic conditions in our markets.

•Originated loans, net of SBA PPP loans, increased by $68.4 million during the second quarter of 2022, with strong originations in commercial real estate, commercial operating loans and strong construction loan growth due to loan fundings in our warmer weather construction season. As a result of current market conditions, some residential 10/1 ARM loans were added to the portfolio. The acquired loan portfolio declined $10.2 million. At June 30, 2022 there were no outstanding SBA PPP loans, as the remaining $2.1 million portfolio was repaid during the current quarter.

•The allowance for loan losses on originated loans decreased to 1.37% at June 30, 2022, from 1.45% at March 31, 2022. Additionally, loans resulting from Bank acquisitions were effectively marked to market value at the time of their acquisition and were also excluded from this reserve calculation.

•Nonperforming assets decreased $1.0 million to $12.6 million at June 30, 2022, compared to $13.6 million one quarter earlier primarily due to net reductions in nonperforming agricultural loans.

•Substandard loans decreased modestly by $4.1 million to $20.7 million at June 30, 2022, compared to $24.8 million at March 31, 2022. The decrease was largely due to nonaccrual loan payoffs of $2.8 million and the upgrade of agricultural loans due to an increase in collateral underlying the loans.

•In June 2022, the bank issued the required notice to call $15 million of 6.75% subordinated debt on August 10, 2022.
•Stockholders’ equity as a percent of total assets was 9.34% at June 30, 2022, compared to 9.32% at March 31, 2022. Tangible common equity (“TCE”) as a percent of tangible assets (non-GAAP)1 was 7.53% at June 30, 2022, compared to 7.50% at March 31, 2022. The impact of an increase in unrealized losses in the available for sale portfolio was partially offset by net income and a modestly lower asset size.

•In June 2022, the Company notified customers of the St. James, MN branch, with approximately $18.7 million in deposits, that the branch would close in September. To the extent possible, the deposit accounts will be consolidated into various nearby branches.

Balance Sheet and Asset Quality
Total assets decreased modestly by $11.9 million during the quarter to $1.76 billion at June 30, 2022, compared to $1.78 billion at March 31, 2022. This decrease was largely due to a reduction in cash and cash equivalents which shrank $52.6 million and supported loan growth of $56.7 million.
Securities available for sale decreased $10.8 million during the quarter ended June 30, 2022, to $177.1 million from $187.9 million at March 31, 2022. This decrease was primarily due to a reduced market value of the portfolio of $7.3 million associated with higher interest rates. The remaining decrease was due to the net reduction of the portfolio due to principal repayments.
Securities held to maturity decreased $5.6 million to $99.2 million during the quarter ended June 30, 2022, from $104.9 million at March 31, 2022, largely due to principal repayments.
Total loans receivable increased to $1.347 billion at June 30, 2022, from $1.290 billion as of March 31, 2022. The originated loan portfolio, before SBA PPP loans, increased $68.4 million in the quarter. The growth was due to strong net new loan fundings and growth in the construction portfolio of $27.0 million due to strong building activity and related fundings. Acquired loans decreased by $10.2 million. SBA PPP loans decreased $2.1 million during the current quarter to $0 at June 30, 2022, as all SBA PPP loans were repaid.
The allowance for loan losses remained at $16.8 million at June 30, 2022, representing 1.25% of total loans receivable compared to 1.30% of total loans receivable at March 31, 2022. The allowance for loan losses allocated to originated loans as a percentage of originated loans, net of deferred fees and costs, was 1.37% at June 30, 2022, compared to 1.45% at March 31, 2022. For the quarter ended June 30, 2022, the Bank had net charge offs of $393 thousand, the majority of which had a specific reserve at March 31, 2022 and did not impact the allowance for loan loss provision. Approximately 12.9% of the loan portfolio, at June 30, 2022, consists of loans purchased through whole bank acquisitions, resulting in these loans being recorded at fair market value at acquisition.

Allowance for Loan Losses Percentages
(in thousands, except ratios)

	June 30, 2022	March 31, 2022	December 31, 2021	June 30, 2021
Originated loans, net of deferred fees and costs	$1,174,701	$1,106,409	$1,107,555	$877,534
SBA PPP loans, net of deferred fees	—	2,032	8,457	71,508
Acquired loans, net of unamortized discount	172,154	181,734	194,951	232,516
Loans, end of period	$1,346,855	$1,290,175	$1,310,963	$1,181,558
SBA PPP loans, net of deferred fees	—	(2,032)	(8,457)	(71,508)
Loans, net of SBA PPP loans and deferred fees	$1,346,855	$1,288,143	$1,302,506	$1,110,050
Allowance for loan losses allocated to originated loans	$16,053	$16,001	$15,830	$15,059
Allowance for loan losses allocated to other loans	772	817	1,083	1,786
Allowance for loan losses	$16,825	$16,818	$16,913	$16,845
ALL as a percentage of loans, end of period	1.25%	1.30%	1.29%	1.43%
ALL as a percentage of loans, net of SBA PPP loans and deferred fees	1.25%	1.31%	1.30%	1.52%
ALL allocated to originated loans as a percentage of originated loans, net of deferred fees and costs	1.37%	1.45%	1.43%	1.72%
Nonperforming assets decreased to $12.6 million or 0.71% of total assets at June 30, 2022, compared to $13.6 million or 0.77% of total assets at March 31, 2022. This decrease was primarily due to the payoff of acquired non-accruing loans. Acquired nonaccrual loans decreased to $2.7 million at June 30, 2022 from $5.3 million at March 31, 2022. Originated nonperforming assets were $8.5 million, or 0.48% of total assets for the most recent quarter.

	(in thousands)
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Special mention loan balances	$17,274	$1,849	$4,536	$2,548	$12,308
Substandard loan balances	20,680	24,822	22,817	27,137	25,890
Criticized loans, end of period	$37,954	$26,671	$27,353	$29,685	$38,198
Special mention loans increased $15.4 million, primarily due to the addition of two loans in the second quarter of 2022. One is a commercial real estate loan for $5.4 million secured by a hotel and has rebounded more slowly from the pandemic due to reliance on seasonal events and company meetings. Performance year to date and current bookings show good progress. The second special mention loan is a $10.4 million C&I fully secured working capital loan. Negotiations are ongoing with the borrower to improve the loan structure and performance of the business.
Substandard loans decreased modestly by $4.1 million to $20.7 million at June 30, 2022, compared to $24.8 million at March 31, 2022. The decrease in the second quarter was largely due to nonaccrual loan payoffs of $2.8 million and the upgrade of agricultural loans due to an increase in collateral underlying the loans.
Deposits decreased $28.0 million to $1.40 billion at June 30, 2022, from $1.43 billion at March 31, 2022. The decrease was largely due to a decline in certificate of deposit accounts and, to a lesser extent, expected decreases and reductions due to seasonal fluctuations in deposits. Certificate of deposit account balances decreased $19.5 million in the second quarter with some of those maturing deposits moving to money market accounts. The decrease in certificate of deposit account balances was due to the Company choosing not to match higher rate local retail certificate competition.
The Company did not repurchase any shares in the second quarter. As of June 30, 2022, approximately 354 thousand shares remain available for repurchase under the current share repurchase authorization.

Review of Operations
Net interest income was $14.3 million for the second quarter ended June 30, 2022, compared to $13.2 million for the first quarter ended March 31, 2022, and $12.8 million for the quarter ended June 30, 2021. Compared to the first quarter of 2022 and second quarter of 2021, net interest income increased due to the growth in the loan and investment portfolios. “Net interest income was positively impacted by the contractual increase in loan and investment yields, the reduction in deposit yields, and interest income realized on nonaccrual loan payoffs of $0.40 million. Second quarter’s net interest income, exclusive of accelerated accretion from non-accrual loan payoffs and interest income on non-accrual loans, was approximately $13.5 million. We expect the net interest income in the 3rd and 4th quarters to increase from the adjusted $13.5 million net interest income level due to the combination of larger loan volume and, in the 4th quarter, savings on sub-debt repayments,” said Jim Broucek, Executive Vice President and Chief Financial Officer.
The net interest margin (“NIM”) increased to 3.46% in the second quarter ended June 30, 2022, compared to 3.25% for the first quarter ended March 31, 2022, and increased from 3.22% for the quarter ended June 30, 2021.
The table below shows the impact of accretion related to purchased credit impaired loans and SBA PPP net loan fees on interest income and NIM.

Net interest income and net interest margin analysis:
(in thousands, except yields and rates)

	Three months ended
	June 30, 2022		March 31, 2022		December 31, 2021		September 30, 2021		June 30, 2021
	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin
As reported	$14,267	3.46%	$13,167	3.25%	$14,384	3.50%	$13,688	3.34%	$12,831	3.22%
Less non-accretable difference realized as interest from payoff of purchased credit impaired (“PCI”) loans	$(70)	(0.02)%	$(26)	(0.01)%	$(2)	—%	$(8)	—%	$(37)	(0.01)%
Less accelerated accretion from payoff of certain PCI loans with transferred non-accretable differences	$(308)	(0.08)%	$(11)	—%	$(200)	(0.05)%	$(12)	—%	$—	—%
Less scheduled accretion interest	$(255)	(0.06)%	$(264)	(0.07)%	$(264)	(0.06)%	$(261)	(0.06)%	$(265)	(0.07)%
Without loan purchase accretion	$13,634	3.30%	$12,866	3.17%	$13,918	3.39%	$13,407	3.28%	$12,529	3.14%
Less SBA PPP net loan fee accretion	$(39)	(0.01)%	$(259)	(0.06)%	$(1,251)	(0.30)%	$(1,878)	(0.46)%	$(1,309)	(0.33)%
Without SBA PPP net loan fee accretion and loan purchase accretion	$13,595	3.29%	$12,607	3.11%	$12,667	3.09%	$11,529	2.82%	$11,220	2.81%

The Bank continued to manage deposit interest rates, primarily as maturing certificate of deposit accounts were rolled into lower-costing money market accounts. In the second quarter, the Company’s overall CD portfolio cost of funds decreased 50 basis points from the first quarter of 2022 and 78 basis points from the second quarter of 2021. At June 30, 2022, the Bank had approximately $39.5 million of certificate of deposit accounts (“CD’s”) maturing in the third quarter of 2022 with a weighted average cost of approximately 0.91%.
Loan loss provisions for the quarter ended June 30, 2022, were $0.4 million. Based on loan growth alone, the provision would have been $0.950 million. However, upgrades in the classification of substandard loans due, to improving collateral positions and loan payoffs with $0.55 million of specific reserves at March 31, 2022, partially offset the provision due to growth. In addition, the majority of the second quarter charge-offs of $0.4 million had been provided for in previous quarters, and the charge-offs reduced specific reserves. There were no loan loss provisions for the quarters ended March 31, 2022, June 30, 2021 or March 31, 2021. Continued improving economic conditions in our markets, as evidenced by unemployment rates below the national average in our two largest population centers, have resulted in improving overall economic trends for businesses.
Non-interest income decreased to $2.4 million in the quarter ended June 30, 2022, compared to $2.7 million in the quarter ended March 31, 2022 and $3.8 million in the quarter ended June 30, 2021. The decrease in the second quarter of 2022 compared to the first quarter of 2022 was largely due to a decrease in gain on sale of loans of $0.3 million largely due to lower mortgage originations. Loan servicing income and loan fees and service charges were also lower. Relative to the comparable quarter one year earlier, non-interest income was lower as a result of the following factors: (1) lower gain on sale of loans; (2) lower loan servicing income; and (3) lower loan fees and service charges.
Total non-interest expense increased $0.8 million in the second quarter of 2022 to $10.5 million, compared to $9.7 million for the quarter ended March 31, 2022, and increased from $10.2 million for the quarter ended June 30, 2021. The increase from the first quarter of 2022 was largely due to an increase in MSR expenses of $0.52 million and an increase in compensation of $0.2 million largely due to the impact of annual merit increases in late March. Expenses in the first quarter of 2022 reflected an MSR impairment reversal of $0.57 million. The increase from the second quarter of 2021 of $0.3 million was largely due to the 2022 merit increases and new market tax credit depletion of $0.2 million. In the first quarter of 2022, the Company purchased new market tax credits for $4.1 million. These tax credits, which are included in other assets, are being expensed in lock step with the related tax credit realization and will result in a lower tax rate.
Provision for income taxes decreased to $1.4 million in the second quarter of 2022 from $1.5 million in the first quarter of 2022. The provision for income taxes also decreased to $2.9 million for the first six months of 2022 from $3.7 million for the first six months of 2021. Both decreases are due to lower pre-tax income and a lower tax rate due to the impact of the tax credits noted above. The tax credits are expected to be realized over the next seven years. The effective tax rate was 24.4% in the second quarter of 2022, compared to 24.2% the previous quarter and 26.8% for the comparable prior year quarter. The effective tax rate for the first half of 2022 was 24.3% compared to 26.4% for the same period in the prior year.
These financial results are preliminary until the Form 10-Q is filed in August 2022.

About the Company
Citizens Community Bancorp, Inc. (NASDAQ: “CZWI”) is the holding company of the Bank, a national bank based in Altoona, Wisconsin, currently serving customers primarily in Wisconsin and Minnesota through 25 branch locations. Its primary markets include the Chippewa Valley Region in Wisconsin, the Twin Cities and Mankato markets in Minnesota, and various rural communities around these areas. The Bank offers traditional community banking services to businesses, ag operators and consumers, including residential mortgage loans.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “estimates,” “intend,” “may,” “on pace,” “preliminary,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the operations and business environment of the Company and the Bank. These uncertainties include conditions in the financial markets and economic conditions generally; adverse impacts to the Company or Bank arising from the COVID-19 pandemic; acts of terrorism and political or military actions by the United States or other governments; the possibility of a deterioration in the residential real estate markets; interest rate risk; lending risk; higher lending risks associated with our commercial and agricultural banking activities; the sufficiency of loan allowances; changes in the fair value or ratings downgrades of our securities; competitive pressures among depository and other financial institutions; disintermediation risk; our ability to maintain our reputation; our ability to maintain or increase our market share; our ability to realize the benefits of net deferred tax assets; our inability to obtain needed liquidity; our ability to raise capital needed to fund growth or meet regulatory requirements; our ability to attract and retain key personnel; our ability to keep pace with technological change; prevalence of fraud and other financial crimes; cybersecurity risks; the possibility that our internal controls and procedures could fail or be circumvented; our ability to successfully execute our acquisition growth strategy; risks posed by acquisitions and other expansion opportunities, including difficulties and delays in integrating the acquired business operations or fully realizing the cost savings and other benefits; restrictions on our ability to pay dividends; the potential volatility of our stock price; accounting standards for loan losses; legislative or regulatory changes or actions, or significant litigation, adversely affecting the Company or Bank; public company reporting obligations; changes in federal or state tax laws; and changes in accounting principles, policies or guidelines and their impact on financial performance. Stockholders, potential investors, and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended December 31, 2021, filed with the Securities and Exchange Commission (“SEC”) on March 2, 2022 and the Company’s subsequent filings with the SEC. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, such as tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on average tangible common equity which management believes may be helpful in understanding the Company’s results of operations or financial position and comparing results over different periods.

Tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on average tangible common equity are non-GAAP measures that eliminate the impact of goodwill, and intangible assets on our financial position. Management believes these measures are useful in assessing the strength of our financial position.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other banks and financial institutions.

Contact: Steve Bianchi, CEO
(715)-836-9994

(CZWI-ER)

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
(in thousands, except shares and per share data)

	June 30, 2022 (unaudited)	March 31, 2022 (unaudited)	December 31, 2021 (audited)	June 30, 2021 (unaudited)
Assets
Cash and cash equivalents	$31,743	$84,364	$47,691	$128,440
Other interest-bearing deposits	1,505	1,511	1,511	1,512
Securities available for sale “AFS”	177,068	187,905	203,068	243,746
Securities held to maturity “HTM”	99,249	104,894	71,141	59,582
Equity investments	1,365	1,291	1,328	297
Other investments	14,899	15,084	15,305	14,966
Loans receivable	1,346,855	1,290,176	1,310,963	1,181,558
Allowance for loan losses	(16,825)	(16,818)	(16,913)	(16,845)
Loans receivable, net	1,330,030	1,273,358	1,294,050	1,164,713
Loans held for sale	1,172	2,528	6,670	3,109
Mortgage servicing rights, net	4,520	4,614	4,161	3,862
Office properties and equipment, net	21,589	21,393	21,169	21,121
Accrued interest receivable	4,243	4,179	3,916	4,898
Intangible assets	3,100	3,499	3,898	4,696
Goodwill	31,498	31,498	31,498	31,498
Foreclosed and repossessed assets, net	1,437	1,368	1,408	145
Bank owned life insurance (“BOLI”)	24,622	24,464	24,312	23,991
Other assets	15,567	13,519	8,502	7,896
TOTAL ASSETS	$1,763,607	$1,775,469	$1,739,628	$1,714,472
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,400,210	$1,428,223	$1,387,535	$1,371,226
Federal Home Loan Bank (“FHLB”) advances	102,030	85,530	111,527	111,496
Other borrowings	87,124	87,062	58,426	58,380
Other liabilities	9,500	9,160	11,274	9,354
Total liabilities	1,598,864	1,609,975	1,568,762	1,550,456
Stockholders’ equity:
Common stock— $0.01 par value, authorized 30,000,000; 10,530,415, 10,526,781 10,502,442, and 10,696,075 shares issued and outstanding, respectively	105	105	105	107
Additional paid-in capital	119,987	119,789	119,925	121,732
Retained earnings	56,928	52,562	50,675	40,117
Accumulated other comprehensive (loss) income	(12,277)	(6,962)	161	2,060
Total stockholders’ equity	164,743	165,494	170,866	164,016
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,763,607	$1,775,469	$1,739,628	$1,714,472
        Note: Certain items previously reported were reclassified for consistency with the current presentation.

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2022 (unaudited)	March 31, 2022 (unaudited)	June 30, 2021 (unaudited)	June 30, 2022 (unaudited)	June 30, 2021 (unaudited)
Interest and dividend income:
Interest and fees on loans	$14,893	$13,767	$13,960	$28,660	$28,477
Interest on investments	1,810	1,609	1,518	3,419	2,621
Total interest and dividend income	16,703	15,376	15,478	32,079	31,098
Interest expense:
Interest on deposits	985	1,068	1,521	2,053	3,235
Interest on FHLB borrowed funds	297	311	384	608	795
Interest on other borrowed funds	1,154	830	742	1,984	1,473
Total interest expense	2,436	2,209	2,647	4,645	5,503
Net interest income before provision for loan losses	14,267	13,167	12,831	27,434	25,595
Provision for loan losses	400	—	—	400	—
Net interest income after provision for loan losses	13,867	13,167	12,831	27,034	25,595
Non-interest income:
Service charges on deposit accounts	482	488	395	970	793
Interchange income	614	549	647	1,163	1,177
Loan servicing income	600	701	825	1,301	1,718
Gain on sale of loans	414	722	1,522	1,136	3,117
Loan fees and service charges	141	92	151	233	429
Net (losses) gains on investment securities	(75)	(37)	37	(112)	272
Other	196	198	216	394	463
Total non-interest income	2,372	2,713	3,793	5,085	7,969
Non-interest expense:
Compensation and related benefits	5,589	5,398	5,449	10,987	11,018
Occupancy	1,343	1,365	1,314	2,708	2,630
Data processing	1,415	1,301	1,422	2,716	2,792
Amortization of intangible assets	399	399	399	798	798
Mortgage servicing rights expense, net	195	(327)	441	(132)	(9)
Advertising, marketing and public relations	250	212	194	462	357
FDIC premium assessment	118	115	82	233	247
Professional services	368	402	362	770	864
Gains on repossessed assets, net	(2)	(7)	(29)	(9)	(146)
New market tax credit depletion	162	163	—	325	—
Other	625	647	564	1,272	1,136
Total non-interest expense	10,462	9,668	10,198	20,130	19,687
Income before provision for income taxes	5,777	6,212	6,426	11,989	13,877
Provision for income taxes	1,411	1,506	1,720	2,917	3,665
Net income attributable to common stockholders	$4,366	$4,706	$4,706	$9,072	$10,212
Per share information:
Basic earnings	$0.41	$0.45	$0.44	$0.86	$0.94
Diluted earnings	$0.41	$0.45	$0.44	$0.86	$0.94
Cash dividends paid	$—	$0.26	$—	$0.26	$0.23
Book value per share at end of period	$15.64	$15.72	$15.33	$15.64	$15.33
Tangible book value per share at end of period (non-GAAP)	$12.36	$12.40	$11.95	$12.36	$11.95
Note: Certain items previously reported were reclassified for consistency with the current presentation.

Loan Composition (in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	June 30, 2021
Originated Loans:
Commercial/Agricultural real estate:
Commercial real estate	$596,001	$575,289	$578,395	$420,565
Agricultural real estate	57,323	52,683	52,372	42,925
Multi-family real estate	175,964	175,471	174,050	113,790
Construction and land development	114,017	86,997	78,613	89,586
C&I/Agricultural operating:
Commercial and industrial	124,113	108,422	107,937	80,783
Agricultural operating	20,287	24,020	26,202	23,014
Residential mortgage:
Residential mortgage	65,707	59,875	63,855	72,965
Purchased HELOC loans	3,419	3,487	3,871	4,949
Consumer installment:
Originated indirect paper	12,736	14,508	15,971	20,377
Other consumer	7,472	7,842	8,473	10,296
Originated loans before SBA PPP loans	1,177,039	1,108,594	1,109,739	879,250
SBA PPP loans	—	2,071	8,755	74,925
Total originated loans	$1,177,039	$1,110,665	$1,118,494	$954,175
Acquired Loans:
Commercial/Agricultural real estate:
Commercial real estate	$106,916	$114,485	$120,070	$139,497
Agricultural real estate	20,484	23,033	26,123	29,740
Multi-family real estate	3,965	4,016	4,299	7,401
Construction and land development	1,171	883	907	1,202
C&I/Agricultural operating:
Commercial and industrial	14,889	12,600	14,230	19,701
Agricultural operating	4,182	4,737	5,386	4,893
Residential mortgage:
Residential mortgage	22,868	24,898	27,135	33,781
Consumer installment:
Other consumer	313	349	401	648
Total acquired loans	$174,788	$185,001	$198,551	$236,863
Total Loans:
Commercial/Agricultural real estate:
Commercial real estate	$702,917	$689,774	$698,465	$560,062
Agricultural real estate	77,807	75,716	78,495	72,665
Multi-family real estate	179,929	179,487	178,349	121,191
Construction and land development	115,188	87,880	79,520	90,788
C&I/Agricultural operating:
Commercial and industrial	139,002	121,022	122,167	100,484
Agricultural operating	24,469	28,757	31,588	27,907
Residential mortgage:
Residential mortgage	88,575	84,773	90,990	106,746
Purchased HELOC loans	3,419	3,487	3,871	4,949
Consumer installment:
Originated indirect paper	12,736	14,508	15,971	20,377
Other consumer	7,785	8,191	8,874	10,944
Gross loans before SBA PPP loans	1,351,827	1,293,595	1,308,290	1,116,113
SBA PPP loans	—	2,071	8,755	74,925
Gross loans	$1,351,827	$1,295,666	$1,317,045	$1,191,038
Unearned net deferred fees and costs and loans in process	(2,338)	(2,223)	(2,482)	(5,133)
Unamortized discount on acquired loans	(2,634)	(3,267)	(3,600)	(4,347)
Total loans receivable	$1,346,855	$1,290,176	$1,310,963	$1,181,558

Nonperforming Originated and Acquired Assets
(in thousands, except ratios)

	June 30, 2022	March 31, 2022	December 31, 2021	June 30, 2021
Nonperforming assets:
Originated nonperforming assets:
Nonaccrual loans	$7,770	$6,602	$6,448	$2,420
Accruing loans past due 90 days or more	700	398	63	88
Total originated nonperforming loans (“NPL”)	8,470	7,000	6,511	2,508
Other real estate owned (“OREO”)	—	—	—	—
Other collateral owned	10	8	2	16
Total originated nonperforming assets (“NPAs”)	$8,480	$7,008	$6,513	$2,524
Acquired nonperforming assets:
Nonaccrual loans	$2,664	$5,256	$5,217	$5,655
Accruing loans past due 90 days or more	14	—	97	454
Total acquired nonperforming loans (“NPL”)	2,678	5,256	5,314	6,109
Other real estate owned (“OREO”)	1,427	1,360	1,406	129
Other collateral owned	—	—	—	—
Total acquired nonperforming assets (“NPAs”)	$4,105	$6,616	$6,720	$6,238
Total nonperforming assets (“NPAs”)	$12,585	$13,624	$13,233	$8,762
Loans, end of period	$1,346,855	$1,290,176	$1,310,963	$1,181,558
Total assets, end of period	$1,763,607	$1,775,469	$1,739,628	$1,714,472
Ratios:
Originated NPLs to total loans	0.63%	0.54%	0.50%	0.21%
Acquired NPLs to total loans	0.20%	0.41%	0.41%	0.52%
Originated NPAs to total assets	0.48%	0.40%	0.37%	0.15%
Acquired NPAs to total assets	0.23%	0.37%	0.39%	0.36%

Nonperforming Assets
(in thousand, except ratios)

	June 30, 2022	March 31, 2022	December 31, 2021	June 30, 2021
Nonperforming assets:
Nonaccrual loans
Commercial real estate	$5,275	$5,503	$5,374	$1,027
Agricultural real estate	3,169	3,454	3,490	3,716
Construction and land development	43	129	—	—
Commercial and industrial (“C&I”)	211	284	298	313
Agricultural operating	555	1,064	993	1,163
Residential mortgage	1,122	1,334	1,433	1,768
Consumer installment	59	90	77	88
Total nonaccrual loans	$10,434	$11,858	$11,665	$8,075
Accruing loans past due 90 days or more	714	398	160	542
Total nonperforming loans (“NPLs”)	11,148	12,256	11,825	8,617
Foreclosed and repossessed assets, net	1,437	1,368	1,408	145
Total nonperforming assets (“NPAs”)	$12,585	$13,624	$13,233	$8,762
Troubled Debt Restructurings (“TDRs”)	$8,712	$10,231	$12,523	$16,597
Nonaccrual TDRs	$2,549	$4,586	$4,539	$4,861
Loans, end of period	$1,346,855	$1,290,176	$1,310,963	$1,181,558
Total assets, end of period	$1,763,607	$1,775,469	$1,739,628	$1,714,472
Ratios:
NPLs to total loans	0.83%	0.95%	0.90%	0.73%
NPAs to total assets	0.71%	0.77%	0.76%	0.51%

Deposit Composition
(in thousands)

	June 30, 2022	March 31, 2022	December 31, 2021	June 30, 2021
Non-interest bearing demand deposits	$276,815	$269,481	$276,631	$253,097
Interest bearing demand deposits	401,857	423,251	396,231	375,005
Savings accounts	239,322	241,072	222,674	220,698
Money market accounts	328,718	321,409	288,985	263,390
Certificate accounts	153,498	173,010	203,014	259,036
Total deposits	$1,400,210	$1,428,223	$1,387,535	$1,371,226

Average Balances, Interest Yields and Rates
(in thousands, except yields and rates)

	Three months ended June 30, 2022			Three months ended March 31, 2022			Three months ended June 30, 2021
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Average interest earning assets:
Cash and cash equivalents	$25,195	$43	0.68%	$35,208	$13	0.15%	$113,561	$28	0.10%
Loans receivable	1,328,661	14,893	4.50%	1,304,141	13,767	4.28%	1,186,439	13,960	4.72%
Interest bearing deposits	1,509	8	2.13%	1,511	8	2.15%	1,754	9	2.06%
Investment securities (1)	285,332	1,593	2.23%	288,261	1,416	1.99%	283,557	1,308	1.85%
Other investments	14,969	166	4.45%	15,258	172	4.57%	15,020	173	4.62%
Total interest earning assets (1)	$1,655,666	$16,703	4.05%	$1,644,379	$15,376	3.79%	$1,600,331	$15,478	3.88%
Average interest bearing liabilities:
Savings accounts	$230,784	$125	0.22%	$224,557	$94	0.17%	$219,804	$99	0.18%
Demand deposits	410,468	300	0.29%	410,890	217	0.21%	360,314	257	0.29%
Money market accounts	323,907	287	0.36%	299,004	216	0.29%	258,638	182	0.28%
CD’s	134,338	223	0.67%	161,203	464	1.17%	240,224	868	1.45%
IRA’s	35,701	50	0.56%	37,067	77	0.84%	39,970	115	1.15%
Total deposits	$1,135,198	$985	0.35%	$1,132,721	$1,068	0.38%	$1,118,950	$1,521	0.55%
FHLB advances and other borrowings	186,050	1,451	3.13%	166,118	1,141	2.79%	171,261	1,126	2.64%
Total interest bearing liabilities	$1,321,248	$2,436	0.74%	$1,298,839	$2,209	0.69%	$1,290,211	$2,647	0.82%
Net interest income		$14,267			$13,167			$12,831
Interest rate spread			3.31%			3.10%			3.06%
Net interest margin (1)			3.46%			3.25%			3.22%
Average interest earning assets to average interest bearing liabilities			1.25			1.27			1.24

(1) Fully taxable equivalent (FTE). The average yield on tax exempt securities is computed on a tax equivalent basis using a tax rate of 21% for the quarters ended June 30, 2022, March 31, 2022 and June 30, 2021. The FTE adjustment to net interest income included in the rate calculations totaled $0, $1 and $1 thousand for the three months ended June 30, 2022, March 31, 2022 and June 30, 2021, respectively.

	Six months ended June 30, 2022			Six months ended June 30, 2021
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Average interest earning assets:
Cash and cash equivalents	$30,174	$56	0.37%	$121,557	$57	0.09%
Loans receivable	1,316,469	28,660	4.39%	1,199,925	28,477	4.79%
Interest bearing deposits	1,510	15	2.00%	2,591	29	2.26%
Investment securities (1)	286,789	3,009	2.10%	243,492	2,193	1.82%
Other investments	15,112	339	4.52%	15,029	342	4.59%
Total interest earning assets (1)	$1,650,054	$32,079	3.92%	$1,582,594	$31,098	3.96%
Average interest bearing liabilities:
Savings accounts	$227,687	$219	0.19%	$208,787	$182	0.18%
Demand deposits	410,678	517	0.25%	345,576	507	0.30%
Money market accounts	311,524	503	0.33%	256,391	384	0.30%
CD’s	147,696	687	0.94%	253,063	1,911	1.52%
IRA’s	36,381	127	0.70%	40,421	251	1.25%
Total deposits	$1,133,966	$2,053	0.37%	$1,104,238	$3,235	0.59%
FHLB advances and other borrowings	176,139	2,592	2.97%	175,922	2,268	2.60%
Total interest bearing liabilities	$1,310,105	$4,645	0.71%	$1,280,160	$5,503	0.87%
Net interest income		$27,434			$25,595
Interest rate spread			3.21%			3.09%
Net interest margin (1)			3.35%			3.26%
Average interest earning assets to average interest bearing liabilities			1.26			1.24
(1) Fully taxable equivalent (FTE). The average yield on tax exempt securities is computed on a tax equivalent basis using a tax rate of 21% for the six months ended June 30, 2022 and June 30, 2021. The FTE adjustment to net interest income included in the rate calculations totaled $1 and $2 thousand for the six months ended June 30, 2022 and June 30, 2021, respectively.

The following table reports key financial metric ratios based on a net income basis:

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Ratios based on net income:
Return on average assets (annualized)	0.99%	1.09%	1.10%	1.04%	1.22%
Return on average equity (annualized)	10.63%	11.38%	11.63%	11.00%	12.78%
Return on average tangible common equity[1] (annualized)	14.41%	15.32%	15.91%	14.85%	17.48%
Efficiency ratio	60%	58%	59%	59%	57%
Net interest margin with loan purchase accretion	3.46%	3.25%	3.22%	3.35%	3.26%
Net interest margin without loan purchase accretion	3.30%	3.17%	3.14%	3.24%	3.17%

Reconciliation of tangible book value per share (non-GAAP)
(in thousands, except per share data)

Tangible book value per share at end of period	June 30, 2022	March 31, 2022	June 30, 2021
Total stockholders’ equity	$164,743	$165,494	$164,016
Less: Goodwill	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(3,100)	(3,499)	(4,696)
Tangible common equity (non-GAAP)	$130,145	$130,497	$127,822
Ending common shares outstanding	10,530,415	10,526,781	10,696,075
Book value per share	$15.64	$15.72	$15.33
Tangible book value per share (non-GAAP)	$12.36	$12.40	$11.95

Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP)
(in thousands, except ratios)

Tangible common equity as a percent of tangible assets at end of period	June 30, 2022	March 31, 2022	June 30, 2021
Total stockholders’ equity	$164,743	$165,494	$164,016
Less: Goodwill	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(3,100)	(3,499)	(4,696)
Tangible common equity (non-GAAP)	$130,145	$130,497	$127,822
Total Assets	$1,763,607	$1,775,469	$1,714,472
Less: Goodwill	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(3,100)	(3,499)	(4,696)
Tangible Assets (non-GAAP)	$1,729,009	$1,740,472	$1,678,278
Total stockholders’ equity to total assets ratio	9.34%	9.32%	9.57%
Tangible common equity as a percent of tangible assets (non-GAAP)	7.53%	7.50%	7.62%

Reconciliation of Return on Average Tangible Common Equity (non-GAAP)
(in thousands, except ratios)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Total stockholders’ equity	$164,743	$165,494	$164,016	$164,743	$164,016
Less: Goodwill	(31,498)	(31,498)	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(3,100)	(3,499)	(4,696)	(3,100)	(4,696)
Tangible common equity (non-GAAP)	$130,145	$130,497	$127,822	$130,145	$127,822
Average tangible common equity (non-GAAP)	$129,939	$132,550	$125,967	$131,351	$124,593
GAAP earnings after income taxes	$4,366	$4,706	$4,706	$9,072	$10,212
Amortization of intangible assets, net of tax	302	302	292	604	587
Tangible net income	$4,668	$5,008	$4,998	$9,676	$10,799
Return on average tangible common equity (annualized)	14.41%	15.32%	15.91%	14.85%	17.48%

Reconciliation of Efficiency Ratio
(in thousands, except ratios)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Non-interest expense (GAAP)	$10,462	$9,668	$10,198	$20,130	$19,687
Less amortization of intangibles	(399)	(399)	(399)	(798)	(798)
Efficiency ratio numerator (GAAP)	$10,063	$9,269	$9,799	$19,332	$18,889

Non-interest income	$2,372	$2,713	$3,793	$5,085	$7,969
Loss (Gain) on investment securities	75	37	(37)	112	(272)
Net interest margin	14,267	13,167	12,831	27,434	25,595
Efficiency ratio denominator (GAAP)	$16,714	$15,917	$16,587	$32,631	$33,292
Efficiency ratio (GAAP)	60%	58%	59%	59%	57%

1Tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on tangible common equity are non-GAAP measures that management believes enhances investors’ ability to better understand the Company’s financial position. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of tangible book value per share (non-GAAP)”, “Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP)”, and “Reconciliation of return on average tangible common equity)”.